Putnam Fund for Growth and Income, 10/31/11, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	51,130
Class B	   467
Class C	   133

72DD2 (000s omitted)

Class M	   225
Class R	    30
Class Y	   733

73A1

Class A	0.148
Class B	0.044
Class C	0.046

73A2

Class M	0.080
Class R	0.113
Class Y	0.183


74U1	(000s omitted)

Class A	326,495
Class B	  8,645
Class C	  2,828

74U2	(000s omitted)

Class M	2,629
Class R	  248
Class Y	3,461

74V1

Class A	12.79
Class B	12.56
Class C	12.74

74V2

Class M	12.69
Class R	12.72
Class Y	12.82

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.